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                                    EXHIBIT 4
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QUARTERLY SUMMARY

QUARTERLY SUMMARY

                                                                     (unaudited)

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FINANCIAL DATA
                                                      TOTAL                             TOTAL                           TOTAL
                             FOR THE QUARTER ENDED    YEAR      FOR THE QUARTER ENDED   YEAR   FOR THE QUARTER ENDED     YEAR
                             MAR   JUNE  SEPT    DEC           MAR   JUNE   SEPT   DEC           MAR   JUNE  SEPT   DEC
($ MILLIONS EXCEPT            31     30    30     31            31     30     30    31            31     30    30    31
per share amounts)          2000   2000  2000   2000  2000    1999   1999   1999  1999   1999   1998   1998  1998  1998   1998
------------------------------------------------------------------------------------------------------------------------------
REVENUES                     779   820    862    927  3 388    469    564    639   715  2 387    543    498   531   498  2 070
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NET EARNINGS (LOSS)

Oil Sands                     90    81     76     68    315     17     34     43    73    167     49     29    34    33    145
Natural Gas                    8    16     43     31     98      3     13     20     5     41      3      4     7    10     24
Sunoco                        19    20     19     23     81      5      3     12     7     27      7     16     7     7     37
Corporate and eliminations   (12)   (6)   (88)   (11)  (117)   (14)   (17)    (5)  (13)   (49)   (12)    (6)   (1)   (9)   (28)
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                             105   111     50    111    377     11     33     70    72    186     47     43    47    41    178
==============================================================================================================================
PER COMMON SHARE
  - net earnings
    attributable to
    common shareholders
  - basic                   0.45  0.47   0.19   0.47   1.58   0.04   0.12   0.29  0.29   0.74   0.22   0.19  0.21  0.19   0.81
  - diluted                 0.45  0.47   0.19   0.46   1.57   0.04   0.12   0.29  0.28   0.73   0.22   0.19  0.21  0.18   0.80
==============================================================================================================================
  - cash dividends         0.085 0.085  0.085  0.085   0.34  0.085  0.085  0.085 0.085   0.34  0.085  0.085 0.085 0.085   0.34
==============================================================================================================================
CASH FLOW PROVIDED FROM
  (USED IN) OPERATIONS
Oil Sands                    199   181    156    119    655     53     90    104   158    405     96     74    86    64    320
Natural Gas                   48    42     64     84    238     42     43     39    48    172     39     36    42    50    167
Sunoco                        46    38     49     41    174     23     17     37    26    103     24     39    26    23    112
Corporate and eliminations   (24)  (17)   (40)   (28)  (109)   (25)   (21)   (33)  (10)   (89)   (15)   (11)   16    (9)   (19)
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                             269   244    229    216    958     93    129    147   222    591    144    138   170   128    580
==============================================================================================================================
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